Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Cenntro Electric Group Limited on Form 10-K of our report dated June 30, 2023, with respect to our audits of the consolidated and combined financial statements of Cenntro Electric Group Limited as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Cenntro Electric Group Limited for the year ended December 31, 2022.

/s/ Guangzhou Good Faith CPA LTD

Guangzhou, People's Republic of China
June 30, 2023